UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2011
FUELCELL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On March 9, 2011, FuelCell Energy, Inc. (“FuelCell”) issued a press release announcing its financial results and accomplishments as of and for the three months ended January 31, 2011. A copy of FuelCell’s press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.
Subsequent to the release of the attached, an immaterial revision was made to the disclosure of backlog related to long-term service agreements of $2.3 million or a difference of 3% from the amount reported in the press release. This revision to the backlog disclosure had no impact on the consolidated financial statements or the net loss to common shareholders reported by FuelCell. FuelCell will provide the following updated backlog disclosure in its quarterly Form 10-Q filing:
Total product sales and service backlog as of January 31, 2011 was $156.9 million compared to $84.1 million as of January 31, 2010. Product order backlog was $78.9 million and $58.3 million as of January 31, 2011 and 2010, respectively. Product backlog at the end of the quarter includes 26.5 megawatts (MW) of power plants and fuel cell component kits as well as orders for parts and work associated with a commercial joint development agreement with POSCO Power for a small scale DFC power plant for the commercial building market. Backlog for long-term service agreements was $78.0 million and $25.8 million as of January 31, 2011 and 2010, respectively.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued March 9, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.
Date: March 11, 2011	By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued March 9, 2011.